UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2008

Entrust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-24733	621670648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Hanover Park, 16633 Dallas Parkway, Suite 800, Addison, TX		75001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 972-713-5819

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2008, the Compensation Committee of the Board of Directors of Entrust, Inc. (NASDAQ:ENTU) (“Entrust”) approved the grant of equity awards to certain officers of Entrust. Mr. David Wagner, Senior Vice President and Chief Financial Officer, was awarded 25,000 stock options with a exercise price of $2.10 and 5,000 restricted stock units; Mr. Peter Bello, Senior Vice President, and General Manager, U.S. Federal Government, was awarded 22,500 stock options with a exercise price of $2.10 and 4,000 restricted stock units; Mr. Kevin Simzer, Senior Vice President and Chief Marketing Officer, was awarded 25,000 stock options with a exercise price of $2.10 and 4,000 restricted stock units; Mr. Andrew Pinder, Senior Vice President, EMEA & Global Government Sales Strategy, was awarded 25,000 stock options with a exercise price of $2.10 and 5,000 restricted stock units and Mr. Steven Holton, Senior Vice President, was awarded 22,500 stock options with a exercise price of $2.10 and 4,000 restricted stock units. The stock options will become exercisable as to 25% of the original number of shares on the grant date, and as to an additional 1/36th of the remaining of shares on that day of the month for each of the next 36 months thereafter beginning on the first anniversary of the grant date. The restricted stock units will vest as to 25% of the shares of common stock, without further consideration, on the first, second, third and fourth anniversaries of the grant date. The Compensation Committee also approved the grant of an equity award to Mr. William Conner, President and Chief Executive Officer. Mr. Conner was awarded 50,000 performance stock units. 50% of these units will vest if, by February 4, 2009, the closing price of Entrust’s common stock is at least $2.47 per share for at least 30 out of 60 consecutive trading days, including the day of vesting. If such milestone is not met, such portion of such award will be forfeited. The remaining 25,000 units will vest if, by February 4, 2010, the closing price of Entrust’s common stock is at least $2.90 per share for at least 30 out of 60 consecutive trading days, including the day of vesting. If such milestone is not met, such portion of such award will be forfeited.

The stock options will become exercisable as to 25% of the original number of shares on the grant date, and as to an additional 1/36th of the remaining of shares on that day of the month for each of the next 36 months thereafter beginning on the first anniversary of the grant date. The restricted stock units will vest as to 25% of the shares of common stock, without further consideration, on the first, second, third and fourth anniversaries of the grant date. Additionally, with respect to all awards referred to above, in the event that, within 12 months of an “acquisition event,” the awardee’s employment with Entrust is terminated by Entrust without “cause” or by the awardee for “good reason,” or the awardee experiences as a constructive dismissal or discharge, as such terms are defined in the award agreement or the awardee’s employment, change in control or severance agreement, the awardee’s award of stock options and restricted stock units will immediately fully vest and be exercisable or deliverable, as applicable.

On February 5, 2008, Entrust Limited (“EL”), a wholly owned subsidiary of Entrust, and Sam Morcos entered into an amendment (the “Amendment”) to the letter agreement, dated November 1, 2007 (the “Letter Agreement”), concerning the end of Mr. Morcos’ employment with EL. The Letter Agreement was filed as Exhibit 10.1 to the Form 8-K filed by Entrust on November 5, 2007. The Amendment provides that the Active End Date, as defined in the Letter Agreement, will be January 1, 2008, and that the Termination Date will be February 14, 2008 rather than October 31, 2008. After the Termination Date, Mr. Morcos’ employment with EL will be ended. The Amendment also provides for a payment of $98,692.31 by EL to Mr. Morcos, net of statutory deductions and remittances. The Amendment also provides that, from April 1, 2008 to October 31, 2008, EL will pay Mr. Morcos a fee of $12,000 for consulting services.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

EX-10.1	Amendment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly causes this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST, INC.
(Registrant)

Date: February 8, 2008	By:	/s/ David J. Wagner
		Name:	David J. Wagner
		Title:	Senior Vice President, Finance
and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

EX-10.1	Amendment Agreement